Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-248830, No. 333-254920, No. 333-263986, No. 333-270940 and No. 333-278238) of Snowflake Inc. of our report dated March 21, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 21, 2025